Exhibit 10.7

PROTOX THERAPEUTICS CORP.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of the 31st day of March, 2011 (the “Effective Date”), by and between Allison J. Willmer-Hulme, Ph.D. (“Executive”) and Protox Therapeutics Corp. (the “Company”).

1.	EMPLOYMENT BY THE COMPANY.

1.1 Position and Duties. Executive’s title shall be Chief Operating Officer and Head of Research and Development. Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and that are normally associated with Executive’s job positions, but excluding finance and investor relations functions. Executive shall report to the Executive Chairman of the Company. The Executive will not undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Notwithstanding the foregoing, after 12 full months of employment and subject to prior approval by the Executive Chairman and subject to Section 1.4, the Executive may serve in an advisory role to, or on the board of directors of, another company, provided that such service does not impact Executive’s ability to perform her duties for the Company.

1.2 Location and Travel Reimbursement. Executive shall work at the Company’s offices in San Diego, California, provided that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business. Executive will relocate her primary place of residence from San Francisco, California to San Diego, California by July 1, 2012. The Company shall reimburse Executive for the following expenses incurred between the Effective Date and July 1, 2012: (1) the reasonable, documented expenses Executive incurs for air travel between her home in San Francisco, California and the Company’s offices in San Diego, California; and (2) up to $3,700 per month for reasonable, documented living expenses incurred by Executive in connection with her stays in San Diego (pro-rated for any partial month of employment) (together, the “Reimbursable Expenses”). The Reimbursable Expenses may include expenses for temporary housing, meals, rental car, etc. If Executive relocates to San Diego prior to July 1, 2012, her entitlement to reimbursement for Reimbursable Expenses as described in this Section shall cease effective as of the date of such relocation. To obtain reimbursement for the Reimbursable Expenses, Executive must submit receipts or other appropriate documentation to the Company of the Reimbursable Expenses no later than 30 days after the date such expense is incurred. The Company will reimburse Executive in accordance with its regular expense reimbursement policies, but in no event later than 30 days after submission of appropriate documentation by the Executive. Additionally, the Company shall pay the Executive additional amounts (the “Gross-Up Payments”) such that after payment by Executive of all applicable federal, state and local taxes, imposed upon the reimbursement payments and such Gross-Up Payments, Executive will retain a net amount equal to the amount of the Reimbursable Expenses. For the purposes of this provision, Executive’s applicable federal, state and local taxes shall be computed at the maximum marginal rates, taking into account the effect of any loss of personal exemptions resulting from receipt of the Gross-Up Payments. The Gross-Up Payments shall be made as soon as practicable, but in no event later than the end of the taxable year following the year in which Executive receives the related reimbursement payments.

1.3 Policies and Procedures. The employment relationship between the parties shall be governed by this Agreement and by the policies and practices established by the Company and/or its Board of Directors. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices, this Agreement shall control.

1.4 Agreement not to Participate in Company’s Competitors. During Executive’s employment with the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates (as defined below). Ownership by Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than 2% of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section. For purposes of this Agreement, “Affiliate,” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

2.	AT-WILL EMPLOYMENT.

Executive’s employment relationship with the Company is, and shall all times remain, at will. This means that either Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without cause or advance notice.

3.	COMPENSATION AND BENEFITS.

3.1 Salary. The Company shall pay Executive a base salary at the annualized rate of $330,000.00 (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. The Base Salary may be adjusted from time to time in the Company’s discretion.

3.2 Discretionary Performance Bonus. For each calendar year of employment, the Executive will be eligible for an additional, discretionary cash bonus of up to 50% of her Base Salary (the “Bonus”), based on Executive’s performance as determined by the Company’s Board of Directors, including performance relative to any performance milestones that may be established for Executive. Any Bonus paid will be subject to standard payroll deductions and withholdings. In order to earn a Bonus for any given year, Executive must remain employed by the Company through and including the payout date for the Bonus. Assuming all other criteria are met, Executive will be eligible for a pro-rated Bonus based on her partial year of service in 2011. The determination of whether the Executive’s performance (including Executive’s performance relative to any performance milestones) merits a Bonus, and the Bonus amount (if any) that will be paid, shall be made by the Company’s Board of Directors in its sole discretion.

3.3 Stock Option. Subject to approval by the board of directors of the Company’s parent, Protox Therapeutics Inc. (“Parent”), as soon as practicable following the amendment of Parent’s Amended and Restated 2008 Stock Option Plan (the “Plan”) to permit option grants to employees of the Company, the Executive will be granted an option (the “Option”) to purchase 1,000,000 shares of Parent’s common stock, at an exercise price per share equal to the fair market value of a single share of such common stock on the date of the grant. Subject to the

Executive’s continued employment with the Company on each vesting date, the Option shall vest, commencing on the date Executive commences employment with the Company, as follows: 250,000 shares subject to the Option shall vest on the first anniversary of the vesting commencement date of the Option (the “Anniversary Date”), and the remaining 750,000 shares shall vest in equal monthly installments over the 36 months following the Anniversary Date. The Parent’s board of directors may, in its discretion, determine appropriate terms for vesting of the Option upon a change of control. In addition, after 12 full months of employment, subject to approval by the Parent’s board of directors and subject to the Executive Chairman’s determination (in his sole discretion) that Executive’s performance merits such an award, the Executive will be eligible to be granted an option to purchase 200,000 shares of Parent’s common stock, on terms and conditions (including vesting schedule) as may be determined by Parent’s board of directors in its sole discretion. Any options awarded pursuant to this Section will be governed by the Plan and shall be granted pursuant to any notice, agreement or other document as may be required by the Plan.

3.4 Standard Company Benefits. Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to the Company’s employees.

4.	PROPRIETARY INFORMATION OBLIGATIONS.

As a condition of employment, Executive agrees to execute and abide by the Company’s form of Confidentiality and Inventions Assignment Agreement (“CIAA”).

5.	GENERAL PROVISIONS.

5.1 Representations and Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

5.2 Miscellaneous. This Agreement, along with the CIAA, constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, and to his and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first written above.

PROTOX THERAPEUTICS CORP.

By:	/s/ Lars Ekman
Name: Lars Ekman
Title: Executive Chairman

Accepted and agreed:

/s/ Allison J. Willmer-Hulme

Allison J. Willmer-Hulme, Ph.D.

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